Exhibit 99.1

Hillenbrand Elects Jennifer Rumsey to Board of Directors

BATESVILLE, Ind., Aug. 5, 2020 - /PRNewswire/ - Hillenbrand, Inc. (the “Company”) (NYSE: HI) announced today that its Board of Directors has elected Jennifer Rumsey as an independent director. Ms. Rumsey will serve an initial term that will expire at the Company’s next annual meeting of shareholders in February 2021, when she will stand for reelection. Per the Company’s director retirement policy, current Board member Edward Cloues will retire from the Board at that time after more than ten years of outstanding service.

“Our Board regularly analyzes its evaluation results and skills matrix to ensure Board composition aligns with our strategic priorities and provides fresh professional perspectives to our decision making. As a current segment President and former Chief Technical Officer of a world-class industrial company, Jennifer brings key experience and complementary capabilities, and we are pleased to welcome an executive of her caliber to our Board,” said Joe Loughrey, Hillenbrand Chairperson. “Her extensive background in global operations, continuous improvement, technology and innovation, and talent development will help advance Hillenbrand’s strategy, particularly given the importance of technological advances in our businesses and our broader geographic footprint following the Milacron acquisition.”

Over her 20-year career at Cummins, Inc. (NYSE: CMI), Ms. Rumsey has served in a variety of leadership roles and is currently President of Cummins’ Components segment. She oversees an organization of more than 12,000 employees world-wide with annual sales of approximately $7 billion and a global customer base. She was previously Vice President and Chief Technical Officer at Cummins, where she led the global technical organization of 11,000 employees responsible for research and engineering across Cummins.

“Jennifer’s strategic mindset, track record in advanced technology development, and experience leading large global organizations make her an excellent addition to our Board,” added Loughrey. “We will benefit greatly from her perspective and expertise and look forward to her leadership contributions.”

Ms. Rumsey holds a Bachelor of Science degree from Purdue University and a Master of Science in Mechanical Engineering from Massachusetts Institute of Technology. She is Six Sigma certified.

“I am honored to be elected to the Board and look forward to leveraging my experience and capabilities to support Hillenbrand as it executes its strategy and continues to transform into a world-class industrial company,” said Rumsey. “It is a very exciting time in the Company’s history.”

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand's portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

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Investor Relations for Hillenbrand
Rich Dudley, Sr. Director, Investor Relations

812-931-5001
Rich.Dudley@Hillenbrand.com

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Paul Whitmore, Manager, Corporate Communications
812-931-5214
Paul.Whitmore@Hillenbrand.com